Exhibit 99.1

For Release July 20, 2011	Contact:
4:01 pm	Richard F. Latour President and CEO Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
SECOND QUARTER 2011 RESULTS
Burlington, MA – July 20, 2011 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2011.
Quarterly Highlights:
•	Net income was $2.3 million or $0.16 per diluted share which represents an increase of 75.4% as compared to the same period last year;

•	Cash received from customers was $26.7 million or $1.84 per diluted share which represents an increase of 15.6% as compared to the same period last year;

•	Revenue increased by 6.7% to $13.5 million as compared to the same period last year;

•	Leverage continues to be conservative at 1.04 times total liabilities to stockholders’ equity;

•	The Company paid a cash dividend of $0.05 per share; and

•	Net charge-offs declined by 28.3% to $4.3 million as compared to the same period last year.
Second Quarter Results:
Net income for the quarter ended June 30, 2011 was $2.3 million or $0.16 per diluted share based upon 14,503,702 shares, compared to net income of $1.3 million, or $0.09 per diluted share based upon 14,452,575 shares for the same period last year.
Revenue for the second quarter increased 6.7% to $13.5 million compared to $12.6 million for the same period in 2010, driven by growth in lease revenue and rental income during the quarter. Revenue from leases was $9.1 million, up $0.6 million from the same period last year and rental income was $2.1 million, up $0.2 million as compared to the second quarter in 2010. Other revenue components contributed $2.3 million for the current quarter, up $0.1 million from the same period last year.
Total operating expenses for the current quarter decreased 7.2% to $9.8 million from $10.5 million in the second quarter of 2010. Selling, general and administrative expenses increased $0.4 million to $4.0 million from $3.6 million as compared to the second quarter of last year primarily due to increases in compensation related expenses as a result of an increase in employee headcount as well as increased rent expense associated with the opening of our California office location. Headcount at June 30, 2011 was 129 as compared to 113 at the same date last year. The second quarter 2011 provision for credit losses decreased to $4.3 million from $5.6 million for the same period in 2010 due to improved delinquency trends and lower charge-off levels. During the second quarter, net charge-offs decreased to $4.3 million from $5.9 million in the same period in 2010. Depreciation and amortization expense increased to $0.8 million for the quarter due to an increase in the number of rental contracts currently being depreciated.
Cash balances at June 30, 2011 were $1.4 million. Cash received from customers in the second quarter increased 15.6% to $26.7 million compared to $23.1 million during the same period in 2010. New lease originations in the quarter decreased by $2.2 million to $18.7 million as compared to the same period last year.
Richard Latour, President and Chief Executive Officer said, “Although we continue to see a sluggish economy in the microticket market, especially with new business creation, we are very pleased with the continued improvement in our financial performance in the second quarter of 2011. We realized solid earnings for the quarter of approximately $2.3 million and recognized our 18th consecutive quarterly increase in cash received from customers. During the second quarter, the Company significantly improved its service offerings with the opening of our full service west coast operations center in Westlake Village, California. In addition, we realized continued improvement in our portfolio quality through reductions in delinquency levels and net charge-offs.”
Year to Date Results:
For the six months ended June 30, 2011, net income increased by 131.0% to $4.3 million versus net income of $1.9 million for the same period last year. Net income per diluted share year to date was $0.30 based on 14,495,745 shares versus $0.13 based on 14,432,535 shares for the same period in 2010.
Year to date revenue for the six months ended June 30, 2011 increased 7.5% to $26.8 million compared to $24.9 million during the same period in 2010. Revenue from leases was $18.2 million, up $1.6 million from the same period last year and rental income was $4.1 million, up $0.2 million from the prior period. Other revenue components contributed $4.5 million for the year to date, up $0.1 million from the same period last year. New contract originations year to date were $37.1 million versus $39.1 million through the same period last year.
Total operating expenses for the six months ended June 30, 2011 decreased 9.6% to $19.8 million versus $21.9 million for the same period last year. Selling, general and administrative expenses increased by 17.3% or $1.2 million to $8.0 million primarily due to increases in compensation related expenses associated with increased headcount and increases in rent expense associated with the opening of our California office location. The provision for credit losses decreased to $9.0 million for the six months ended June 30, 2011, as compared to $12.5 million for the same period last year. Year to date net charge-offs decreased 28.5% to $9.2 million as compared to $12.9 million for the same period last year. Year to date cash from customers increased by 16.8% or $7.5 million to $52.5 million as compared to $44.9 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$434	$1,528
Restricted cash	979	753
Net investment in leases:
Receivables due in installments	193,345	191,067
Estimated residual value	22,628	21,832
Initial direct costs	1,421	1,490
Less:
Advance lease payments and deposits	(3,603)	(3,479)
Unearned income	(58,993)	(59,245)
Allowance for credit losses	(12,895)	(13,132)

Net investment in leases	141,903	138,533

Investment in rental contracts, net	732	461
Property and equipment, net	2,083	800
Other assets	1,219	1,530

Total assets	$147,350	$143,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2011	2010

Revolving line of credit	$59,574	$62,650
Capital lease obligation	6	26
Accounts payable	2,512	2,435
Dividends payable	12	5
Other liabilities	3,085	1,375
Income taxes payable	137	—
Deferred income taxes	9,618	7,627

Total liabilities	74,944	74,118

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at June 30, 2011 and December 31, 2010	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,231,692 and 14,231,933 shares issued at June 30, 2011 and
December 31, 2010, respectively	142	142
Additional paid-in capital	46,515	46,475
Retained earnings	25,749	22,870

Total stockholders’ equity	72,406	69,487

Total liabilities and stockholders’ equity	$147,350	$143,605

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Income on financing leases	$9,136	$8,509	$18,237	$16,631
Rental income	2,073	1,920	4,079	3,878
Income on service contracts	103	132	211	273
Loss and damage waiver fees	1,220	1,119	2,421	2,223
Service fees and other	931	941	1,863	1,934

Total revenues	13,463	12,621	26,811	24,939

Expenses:
Selling, general and administrative	4,037	3,581	7,990	6,811
Provision for credit losses	4,251	5,562	9,003	12,493
Depreciation and amortization	783	474	1,464	902
Interest	680	885	1,343	1,696

Total expenses	9,751	10,502	19,800	21,902

Income before provision for income taxes	3,712	2,119	7,011	3,037
Provision for income taxes	1,429	818	2,699	1,171

Net income	$2,283	$1,301	$4,312	$1,866

Net income per common share:
Basic	$0.16	$0.09	$0.30	$0.13

Diluted	$0.16	$0.09	$0.30	$0.13

Weighted-average shares:
Basic	14,231,692	14,230,670	14,239,180	14,220,529

Diluted	14,503,702	14,452,575	14,495,745	14,432,535

About the Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.